Exhibit 99.2

EARNINGS RELEASE & FINANCIAL SUPPLEMENT
THIRD QUARTER 2025

Financial Supplement	Third Quarter 2025

Financial Supplement	Third Quarter 2025

Corporate Profile
Americold is a global leader in temperature-controlled logistics real estate and value-added services. Focused on the ownership, operation, acquisition and development of temperature-controlled warehouses, Americold owns and/or operates 235 temperature-controlled warehouses, with approximately 1.4 billion refrigerated cubic feet of storage, in North America, Europe, Asia-Pacific, and South America. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors and retailers to consumers.
Corporate Headquarters
10 Glenlake Parkway, Suite 600, South Tower
Atlanta, Georgia 30328
Telephone: (678) 441-1400
Website: www.americold.com
Senior Management
Robert S. Chambers: Chief Executive Officer and Director
E. Jay Wells: Chief Financial Officer and Executive Vice President
M. Bryan Verbarendse: President, Americas
Richard C. Winnall: President, International
Nathan H. Harwell: Chief Legal Officer and Executive Vice President
R. Scott Henderson: Chief Investment Officer and Executive Vice President
Michael P. Spires: Chief Information Officer and Executive Vice President
Robert E. Harris, Jr.: Chief Accounting Officer and Senior Vice President
Board of Directors
Mark R. Patterson: Chairman of the Board of Directors
George J. Alburger, Jr.: Director
Kelly H. Barrett: Director
Robert L. Bass: Director
Robert S. Chambers: Chief Executive Officer and Director
Antonio F. Fernandez: Director
Pamela K. Kohn: Director
David J. Neithercut: Director
Andrew P. Power: Director
Investor Relations
To request more information or to be added to our e-mail distribution list, please visit the investors section of our website: www.americold.com
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com

Financial Supplement	Third Quarter 2025

Analyst Coverage

Firm	Analyst Name	Contact	Email
Baird Equity Research	Nicholas Thillman	414-298-5053	nthillman@rwbaird.com
Bank of America Merrill Lynch	Samir Khanal	646-855-1497	samir.khanal@bofa.com
Barclays	Brendan Lynch	212-526-9428	brendan.lynch@barclays.com
BNP Paribas Exane Research	Nate Crossett	646-725-3716	nate.crossett@exanebnpparibas.com
Citi	Craig Mailman	212-816-4471	craig.mailman@citi.com
Evercore ISI	Steve Sakwa/ Michael Griffin	212-446-9462 / 212-752-0886	steve.sakwa@evercoreisi.com / michael.griffin@evercoreisi.com
Green Street Advisors	Vince Tibone	949-640-8780	vtibone@greenstreet.com
J.P. Morgan	Michael W. Mueller	212-622-6689	michael.w.mueller@jpmorgan.com
KeyBanc	Todd Thomas	917-368-2286	tthomas@key.com
MorningStar Research Services	Suryansh Sharma	314-585-6793	suryansh.sharma@morningstar.com
Raymond James	Jonathan Hughes	727-567-2438	jonathan.hughes@raymondjames.com
RBC	Michael Carroll	440-715-2649	michael.carroll@rbccm.com
Scotiabank	Greg McGinniss	212-225-6906	greg.mcginniss@scotiabank.com
Truist	Michael R. Lewis	212-319-5659	michael.r.lewis@truist.com
UBS	Michael Goldsmith	212-713-2951	michael.goldsmith@ubs.com
Wells Fargo Securities	Blaine Heck	410-662-2556	blaine.heck@wellsfargo.com
Wolfe Research	Andy Liu	646-582-9257	aliu@wolferesearch.com
Stock Listing Information
The shares of Americold Realty Trust, Inc. are traded on the New York Stock Exchange under the symbol “COLD”.
Credit Ratings

DBRS Morningstar
Credit Rating:	BBB	(Positive Trend)

Fitch
Issuer Default Rating:	BBB	(Stable Outlook)

Moody’s
Issuer Rating:	Baa3	(Stable Outlook)
These credit ratings may not reflect the potential impact of risks relating to the structure or trading of the Company’s securities and are provided solely for informational purposes. Credit ratings are not recommendations to buy, hold or sell any security, and may be revised or withdrawn at any time by the issuing rating agency at its sole discretion. The Company does not undertake any obligation to maintain the ratings or to advise of any change in ratings. Each agency’s rating should be evaluated independently of any other agency’s rating. An explanation of the significance of the ratings may be obtained from each of the rating agencies.

Financial Supplement	Third Quarter 2025
AMERICOLD ANNOUNCES THIRD QUARTER 2025 RESULTS
Total Revenue Increased 2% Sequentially

Delivered $0.35 AFFO Per Share

Reiterated 2025 Full-Year Outlook

Atlanta, GA, November 6, 2025 - Americold Realty Trust, Inc. (NYSE: COLD) (the “Company”), a global leader in temperature-controlled logistics, real estate, and value-added services focused on the ownership, operation, acquisition and development of temperature-controlled warehouses, today announced financial and operating results for the third quarter ended September 30, 2025.

Rob Chambers, Chief Executive Officer of Americold Realty Trust, stated, “Over the past two months as CEO of Americold, I’ve had the opportunity to visit several of our geographic regions both domestically and internationally, connecting with our teams and reinforcing our shared values and operating priorities. I have long been impressed by the unwavering commitment to operational excellence and strong execution demonstrated by our teams. This focus and dedication has been instrumental in navigating through the current market conditions and allowed us to deliver third-quarter AFFO of $0.35 per share, in-line with expectations, despite the ongoing industry headwinds.”

“In additional to connecting with our associates around the world, I’ve also spent considerable time engaging with our major customers and strategic partners. Americold has a strong reputation as an industry leader, servicing some of the largest food retailers and producers in the world. These relationships often span decades, and our global scale and presence at all key nodes in the cold chain provides us with attractive and unique future growth opportunities. We are also exploring ways to further leverage our partnerships and evaluate adjacent categories to strategically drive occupancy throughout our network. I remain confident in the long-term potential of the business and believe we are well-positioned to reap the rewards of the investments we have made in labor, operational excellence, technology, and commercial leadership to grow shareholder value.”

Third Quarter 2025 Highlights
•Total revenues of $663.7 million, a 1.6% decrease from $674.2 million in Q3 2024 and a decrease of 1.5% on a constant currency basis.
•Net loss of $11.4 million, or $0.04 loss per diluted share, as compared to a net loss of $0.01 per diluted share in Q3 2024.
•Global Warehouse segment same store revenues decreased 1.6% on an actual basis and decreased 1.5% on a constant currency basis as compared to Q3 2024.
•Global Warehouse same store services margin decreased to 12.3% from 13.6% in Q3 2024.
•Global Warehouse segment same store NOI decreased 2.9%, or 2.8% on a constant currency basis, as compared to Q3 2024.
•Adjusted FFO of $100.7 million, or $0.35 per diluted share, consistent with Q3 2024 Adjusted FFO per diluted share of $0.35.
•Core EBITDA of $148.3 million, decreased $9.0 million, or 5.7% (5.4% on a constant currency basis) from $157.2 million in Q3 2024.
•Core EBITDA margin of 22.3%, decreased from 23.3% in Q3 2024.

Financial Supplement	Third Quarter 2025
2025 Outlook
The table below includes the details of our reaffirmed annual guidance. The Company’s guidance is provided for informational purposes based on current plans and assumptions and is subject to change. The ranges for these metrics do not include the impact of acquisitions, dispositions, or capital markets activity beyond that which has been previously announced.

As of
November 6, 2025
Warehouse segment same store revenue growth (constant currency)	(4.0)% - 0.0%
Warehouse segment same store NOI growth (constant currency)	50 to 100 bps lower than associated revenues
Warehouse segment non-same store NOI	$7M - $13M
Warehouse segment same store rent and storage revenue per economic occupied pallet (constant currency)	1.0% - 2.0%
Warehouse segment same store services revenue per throughput pallet (constant currency)	1.0% - 2.0%
Transportation and Third-Party Managed segment NOI	$40M - $44M
Total selling, general and administrative expense (guidance as of November 6, 2025 is inclusive of share-based compensation expense of $23M - $25M and $14M - $16M of Project Orion and other software related deferred costs amortization)
$270M - $280M
Interest expense	$145M - $149M
Current income tax expense	$6M - $8M
Non real estate depreciation and amortization expense	$139M - $149M
Total maintenance capital expenditures	$60M - $70M
Adjusted FFO per share	$1.39 - $1.45

Investor Webcast and Conference Call
The Company will hold a webcast and conference call on Thursday, November 6, 2025 at 8:00 a.m. Eastern Time to discuss its third quarter 2025 results. A live webcast of the call will be available via the Investors section of Americold Realty Trust’s website at www.americold.com. To listen to the live webcast, please go to the site at least fifteen minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.
The conference call can also be accessed by dialing 1-877-407-3982 or 1-201-493-6780. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID#13750777. The telephone replay will be available starting shortly after the call until November 20, 2025.
The Company’s supplemental package will be available prior to the conference call in the Investors section of the Company’s website at http://ir.americold.com.
During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.
Third Quarter 2025 Total Company Financial Results
Total revenues for the third quarter of 2025 were $663.7 million, a 1.6% decrease from $674.2 million in the same quarter of the prior year, primarily due to lower volumes in the warehouse segment and a decrease in transportation revenue.
Total NOI for the third quarter of 2025 was $205.0 million, a decrease of 2.0% (1.9% decrease on a constant currency basis) from the same quarter of the prior year. This decrease is primarily related to a decrease in warehouse segment NOI which was primarily due to lower volumes.

Financial Supplement	Third Quarter 2025
For the third quarter of 2025, the Company reported net loss of $11.4 million, or a net loss of $0.04 per diluted share, compared to a net loss of $3.7 million, or a net loss of $0.01 per diluted share, for the comparable quarter of the prior year. This was primarily driven by the same factors driving the decrease in NOI mentioned above along with an increase in both Selling, general, and administrative expenses and Acquisition, cyber incident, and other, net during the third quarter of 2025. The increase in Selling, general, and administrative is primarily related to the go live of Project Orion.
Core EBITDA was $148.3 million for the third quarter of 2025, compared to $157.2 million for the comparable quarter of the prior year. This decrease (5.7% on an actual basis and 5.4% on a constant currency basis) was primarily driven by lower volumes in the warehouse segment and an increase in Selling, general, and administrative costs mentioned above.
For the third quarter of 2025, Core FFO was $81.7 million compared to $83.9 million for the third quarter of 2024, or $0.29 per diluted share for both the third quarter of 2025 and 2024.
For the third quarter of 2025, Adjusted FFO was $100.7 million compared to $100.1 million for the third quarter of 2024, or $0.35 per diluted share for both the third quarter of 2025 and 2024.
Please see the Company’s supplemental financial information for the definitions and reconciliations of non-GAAP financial measures to the most comparable GAAP financial measures.

Financial Supplement	Third Quarter 2025
Third Quarter 2025 Global Warehouse Segment Results
The following tables present revenues, contribution (NOI), margins, and certain operating metrics for our global, same store, and non-same store warehouses for the three and nine months ended September 30, 2025 and 2024.

	Three Months Ended September 30,			Change
Dollars and units in thousands, except per pallet data	2025 Actual	2025 Constant Currency(1)	2024 Actual	Actual	Constant Currency

TOTAL WAREHOUSE SEGMENT
Global Warehouse revenues:
Rent and storage	$261,155	$261,561	$262,524	(0.5)%	(0.4)%
Warehouse services	345,859	345,821	349,657	(1.1)%	(1.1)%
Total revenues	$607,014	$607,382	$612,181	(0.8)%	(0.8)%
Global Warehouse cost of operations:
Power	42,439	42,379	41,767	1.6%	1.5%
Other facilities costs(2)	60,421	60,533	67,211	(10.1)%	(9.9)%
Labor	253,985	254,226	253,258	0.3%	0.4%
Other services costs(3)	55,186	55,065	51,321	7.5%	7.3%
Total warehouse segment cost of operations	$412,031	$412,203	$413,557	(0.4)%	(0.3)%

Global Warehouse contribution (NOI)	$194,983	$195,179	$198,624	(1.8)%	(1.7)%
Rent and storage contribution (NOI)(4)	$158,295	$158,649	$153,546	3.1%	3.3%
Services contribution (NOI)(5)	$36,688	$36,530	$45,078	(18.6)%	(19.0)%
Global Warehouse margin	32.1%	32.1%	32.4%	-30 bps	-30 bps
Rent and storage margin(6)	60.6%	60.7%	58.5%	210 bps	220 bps
Warehouse services margin(7)	10.6%	10.6%	12.9%	-230 bps	-230 bps

Global Warehouse rent and storage metrics:
Average economic occupied pallets(8)	4,057	n/a	4,237	(4.2)%	n/a
Average physical occupied pallets(9)	3,448	n/a	3,682	(6.4)%	n/a
Average physical pallet positions	5,494	n/a	5,525	(0.6)%	n/a
Economic occupancy percentage(8)	73.8%	n/a	76.7%	-290 bps	n/a
Physical occupancy percentage(9)	62.8%	n/a	66.6%	-380 bps	n/a
Total rent and storage revenues per average economic occupied pallet	$64.37	$64.47	$61.96	3.9%	4.1%
Total rent and storage revenues per average physical occupied pallet	$75.74	$75.86	$71.30	6.2%	6.4%
Global Warehouse services metrics:
Throughput pallets	8,889	n/a	9,205	(3.4)%	n/a
Total warehouse services revenues per throughput pallet	$38.91	$38.90	$37.99	2.4%	2.4%
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)Includes real estate rent expense of $7.4 million and $8.5 million for the three months ended September 30, 2025 and 2024, respectively.
(3)Includes non-real estate rent expense (equipment lease and rentals) of $2.6 million and $3.0 million for the three months ended September 30, 2025 and 2024, respectively.
(4)Calculated as warehouse rent and storage revenues less power and other facilities costs.
(5)Calculated as warehouse services revenues less labor and other services costs.
(6)Calculated as warehouse rent and storage contribution (NOI) divided by warehouse rent and storage revenues.
(7)Calculated as warehouse services contribution (NOI) divided by warehouse services revenues.
(8)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(9)We define average physical occupied pallets as the average number of physically occupied pallets positions in our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(n/a = not applicable)

Financial Supplement	Third Quarter 2025

	Three Months Ended September 30,			Change
Dollars and units in thousands, except per pallet data	2025 Actual	2025 Constant Currency(1)	2024 Actual	Actual	Constant Currency

SAME STORE WAREHOUSE
Number of same store warehouses	223		223
Same store revenues:
Rent and storage	$250,591	$250,986	$256,287	(2.2)%	(2.1)%
Warehouse services	335,933	335,829	339,542	(1.1)%	(1.1)%
Total same store revenues	$586,524	$586,815	$595,829	(1.6)%	(1.5)%
Same store cost of operations:
Power	40,269	40,207	39,991	0.7%	0.5%
Other facilities costs	56,360	56,464	61,492	(8.3)%	(8.2)%
Labor	243,134	243,328	245,330	(0.9)%	(0.8)%
Other services costs	51,492	51,365	47,919	7.5%	7.2%
Total same store cost of operations	$391,255	$391,364	$394,732	(0.9)%	(0.9)%

Same store contribution (NOI)	$195,269	$195,451	$201,097	(2.9)%	(2.8)%
Same store rent and storage contribution (NOI)(2)	$153,962	$154,315	$154,804	(0.5)%	(0.3)%
Same store services contribution (NOI)(3)	$41,307	$41,136	$46,293	(10.8)%	(11.1)%
Same store margin	33.3%	33.3%	33.8%	-50 bps	-50 bps
Same store rent and storage margin(4)	61.4%	61.5%	60.4%	100 bps	110 bps
Same store services margin(5)	12.3%	12.2%	13.6%	-130 bps	-140 bps

Same store rent and storage metrics:
Average economic occupied pallets(6)	3,969	n/a	4,137	(4.1)%	n/a
Average physical occupied pallets(7)	3,392	n/a	3,584	(5.4)%	n/a
Average physical pallet positions	5,257	n/a	5,284	(0.5)%	n/a
Economic occupancy percentage(6)	75.5%	n/a	78.3%	-280 bps	n/a
Physical occupancy percentage(7)	64.5%	n/a	67.8%	-330 bps	n/a
Same store rent and storage revenues per average economic occupied pallet	$63.14	$63.24	$61.95	1.9%	2.1%
Same store rent and storage revenues per average physical occupied pallet	$73.88	$73.99	$71.51	3.3%	3.5%
Same store services metrics:
Throughput pallets	8,708	n/a	8,999	(3.2)%	n/a
Same store warehouse services revenues per throughput pallet	$38.58	$38.57	$37.73	2.3%	2.2%
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)Calculated as same store rent and storage revenues less same store power and other facilities costs.
(3)Calculated as same store warehouse services revenues less same store labor and other services costs.
(4)Calculated as same store rent and storage contribution (NOI) divided by same store rent and storage revenues.
(5)Calculated as same store services contribution (NOI) divided by same store services revenues.
(6)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(7)We define average physical occupied pallets as the average number of physically occupied pallets positions in our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(n/a = not applicable)

Financial Supplement	Third Quarter 2025

	Three Months Ended September 30,			Change
Dollars and units in thousands, except per pallet data	2025 Actual	2025 Constant Currency(1)	2024 Actual	Actual	Constant Currency

NON-SAME STORE WAREHOUSE
Number of non-same store warehouses(2)	9		12
Non-same store revenues:
Rent and storage	$10,564	$10,575	$6,237	n/r	n/r
Warehouse services	9,926	9,992	10,115	n/r	n/r
Total non-same store revenues	$20,490	$20,567	$16,352	n/r	n/r
Non-same store cost of operations:
Power	2,170	2,172	1,776	n/r	n/r
Other facilities costs	4,061	4,069	5,719	n/r	n/r
Labor	10,851	10,898	7,928	n/r	n/r
Other services costs	3,694	3,700	3,402	n/r	n/r
Total non-same store cost of operations	$20,776	$20,839	$18,825	n/r	n/r

Non-same store contribution (NOI)	$(286)	$(272)	$(2,473)	n/r	n/r
Non-same store rent and storage contribution (NOI)(3)	$4,333	$4,334	$(1,258)	n/r	n/r
Non-same store services contribution (NOI)(4)	$(4,619)	$(4,606)	$(1,215)	n/r	n/r

Non-same store rent and storage metrics:
Average economic occupied pallets(5)	88	n/a	100	n/r	n/a
Average physical occupied pallets(6)	56	n/a	98	n/r	n/a
Average physical pallet positions	237	n/a	241	n/r	n/a
Economic occupancy percentage(5)	37.1%	n/a	41.5%	n/r	n/a
Physical occupancy percentage(6)	23.6%	n/a	40.7%	n/r	n/a
Non-same store rent and storage revenues per average economic occupied pallet	$120.05	$120.17	$62.37	n/r	n/r
Non-same store rent and storage revenues per average physical occupied pallet	$188.64	$188.84	$63.64	n/r	n/r
Non-same store services metrics:
Throughput pallets	181	n/a	206	n/r	n/a
Non-same store warehouse services revenues per throughput pallet	$54.84	$55.20	$49.10	n/r	n/r
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)As of September 30, 2025, the non-same store facility count consists of: 4 sites that are in the recently completed expansion and development phase, 3 facilities where the executive leadership team has approved exits in the current year (2 of which are leased facilities and 1 of which is an owned facility and the Company is in pursuit to sell), 1 facility that we purchased in 2025, and 1 recently leased warehouse in Australia. As of September 30, 2025, there are 4 sites in the development and expansion phase that will be added to the non-same store pool when operations commence.
(3)Calculated as non-same store rent and storage revenues less non-same store power and other facilities costs.
(4)Calculated as non-same store warehouse services revenues less non-same store labor and other services costs.
(5)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(6)We define average physical occupied pallets as the average number of physically occupied pallets positions in our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(n/a = not applicable)
(n/r = not relevant)

Financial Supplement	Third Quarter 2025

	Nine Months Ended September 30,			Change
Dollars and units in thousands, except per pallet data	2025 Actual	2025 Constant Currency(1)	2024 Actual	Actual	Constant Currency

TOTAL WAREHOUSE SEGMENT
Global Warehouse revenues:
Rent and storage	$772,466	$775,323	$799,619	(3.4)%	(3.0)%
Warehouse services	1,003,975	1,007,315	1,010,659	(0.7)%	(0.3)%
Total revenues	$1,776,441	$1,782,638	$1,810,278	(1.9)%	(1.5)%
Global Warehouse cost of operations:
Power	109,692	109,965	112,182	(2.2)%	(2.0)%
Other facilities costs(2)	177,646	178,367	195,190	(9.0)%	(8.6)%
Labor	743,138	746,192	747,057	(0.5)%	(0.1)%
Other services costs(3)	153,392	153,693	155,563	(1.4)%	(1.2)%
Total warehouse segment cost of operations	$1,183,868	$1,188,217	$1,209,992	(2.2)%	(1.8)%

Global Warehouse contribution (NOI)	$592,573	$594,421	$600,286	(1.3)%	(1.0)%
Rent and storage contribution (NOI)(4)	$485,128	$486,991	$492,247	(1.4)%	(1.1)%
Services contribution (NOI)(5)	$107,445	$107,430	$108,039	(0.5)%	(0.6)%
Global Warehouse margin	33.4%	33.3%	33.2%	20 bps	10 bps
Rent and storage margin(6)	62.8%	62.8%	61.6%	120 bps	120 bps
Warehouse services margin(7)	10.7%	10.7%	10.7%	0 bps	0 bps

Global Warehouse rent and storage metrics:
Average economic occupied pallets(8)	4,081	n/a	4,315	(5.4)%	n/a
Average physical occupied pallets(9)	3,467	n/a	3,744	(7.4)%	n/a
Average physical pallet positions	5,505	n/a	5,525	(0.4)%	n/a
Economic occupancy percentage(8)	74.1%	n/a	78.1%	-400 bps	n/a
Physical occupancy percentage(9)	63.0%	n/a	67.8%	-480 bps	n/a
Total rent and storage revenues per average economic occupied pallet	$189.28	$189.98	$185.31	2.1%	2.5%
Total rent and storage revenues per average physical occupied pallet	$222.81	$223.63	$213.57	4.3%	4.7%
Global Warehouse services metrics:
Throughput pallets	26,405	n/a	27,280	(3.2)%	n/a
Total warehouse services revenues per throughput pallet	$38.02	$38.15	$37.05	2.6%	3.0%
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)Includes real estate rent expense of $21.3 million and $26.9 million for the nine months ended September 30, 2025 and 2024, respectively.
(3)Includes non-real estate rent expense (equipment lease and rentals) of $7.4 million and $9.5 million for the nine months ended September 30, 2025 and 2024, respectively.
(4)Calculated as warehouse rent and storage revenues less power and other facilities costs.
(5)Calculated as warehouse services revenues less labor and other services costs.
(6)Calculated as warehouse rent and storage contribution (NOI) divided by warehouse rent and storage revenues.
(7)Calculated as warehouse services contribution (NOI) divided by warehouse services revenues.
(8)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(9)We define average physical occupied pallets as the average number of physically occupied pallets positions in our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(n/a = not applicable)

Financial Supplement	Third Quarter 2025

	Nine Months Ended September 30,			Change
Dollars and units in thousands, except per pallet data	2025 Actual	2025 Constant Currency(1)	2024 Actual	Actual	Constant Currency

SAME STORE WAREHOUSE
Number of same store warehouses	223		223
Same store revenues:
Rent and storage	$742,999	$745,838	$772,485	(3.8)%	(3.4)%
Warehouse services	976,638	979,844	978,480	(0.2)%	0.1%
Total same store revenues	$1,719,637	$1,725,682	$1,750,965	(1.8)%	(1.4)%
Same store cost of operations:
Power	105,031	105,300	106,283	(1.2)%	(0.9)%
Other facilities costs	170,867	171,574	174,084	(1.8)%	(1.4)%
Labor	714,947	717,901	716,356	(0.2)%	0.2%
Other services costs	141,582	141,869	143,940	(1.6)%	(1.4)%
Total same store cost of operations	$1,132,427	$1,136,644	$1,140,663	(0.7)%	(0.4)%

Same store contribution (NOI)	$587,210	$589,038	$610,302	(3.8)%	(3.5)%
Same store rent and storage contribution (NOI)(2)	$467,101	$468,964	$492,118	(5.1)%	(4.7)%
Same store services contribution (NOI)(3)	$120,109	$120,074	$118,184	1.6%	1.6%
Same store margin	34.1%	34.1%	34.9%	-80 bps	-80 bps
Same store rent and storage margin(4)	62.9%	62.9%	63.7%	-80 bps	-80 bps
Same store services margin(5)	12.3%	12.3%	12.1%	20 bps	20 bps

Same store rent and storage metrics:
Average economic occupied pallets(6)	3,995	n/a	4,202	(4.9)%	n/a
Average physical occupied pallets(7)	3,404	n/a	3,640	(6.5)%	n/a
Average physical pallet positions	5,266	n/a	5,280	(0.3)%	n/a
Economic occupancy percentage(6)	75.9%	n/a	79.6%	-370 bps	n/a
Physical occupancy percentage(7)	64.6%	n/a	68.9%	-430 bps	n/a
Same store rent and storage revenues per average economic occupied pallet	$185.98	$186.69	$183.84	1.2%	1.6%
Same store rent and storage revenues per average physical occupied pallet	$218.27	$219.11	$212.22	2.9%	3.2%
Same store services metrics:
Throughput pallets	25,847	n/a	26,633	(3.0)%	n/a
Same store warehouse services revenues per throughput pallet	$37.79	$37.91	$36.74	2.9%	3.2%
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)Calculated as same store rent and storage revenues less same store power and other facilities costs.
(3)Calculated as same store warehouse services revenues less same store labor and other services costs.
(4)Calculated as same store rent and storage contribution (NOI) divided by same store rent and storage revenues.
(5)Calculated as same store services contribution (NOI) divided by same store services revenues.
(6)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(7)We define average physical occupied pallets as the average number of physically occupied pallets positions in our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(n/a = not applicable)

Financial Supplement	Third Quarter 2025

	Nine Months Ended September 30,			Change
Dollars and units in thousands, except per pallet data	2025 Actual	2025 Constant Currency(1)	2024 Actual	Actual	Constant Currency

NON-SAME STORE WAREHOUSE
Number of non-same store warehouses(2)	9		12
Non-same store revenues:
Rent and storage	$29,467	$29,485	$27,134	n/r	n/r
Warehouse services	27,337	27,471	32,179	n/r	n/r
Total non-same store revenues	$56,804	$56,956	$59,313	n/r	n/r
Non-same store cost of operations:
Power	4,661	4,665	5,899	n/r	n/r
Other facilities costs	6,779	6,793	21,106	n/r	n/r
Labor	28,191	28,291	30,701	n/r	n/r
Other services costs	11,810	11,824	11,623	n/r	n/r
Total non-same store cost of operations	$51,441	$51,573	$69,329	n/r	n/r

Non-same store contribution (NOI)	$5,363	$5,383	$(10,016)	n/r	n/r
Non-same store rent and storage contribution (NOI)(3)	$18,027	$18,027	$129	n/r	n/r
Non-same store services contribution (NOI)(4)	$(12,664)	$(12,644)	$(10,145)	n/r	n/r

Non-same store rent and storage metrics:
Average economic occupied pallets(5)	86	n/a	113	n/r	n/a
Average physical occupied pallets(6)	63	n/a	104	n/r	n/a
Average physical pallet positions	239	n/a	245	n/r	n/a
Economic occupancy percentage(5)	36.0%	n/a	46.1%	n/r	n/a
Physical occupancy percentage(6)	26.4%	n/a	42.4%	n/r	n/a
Non-same store rent and storage revenues per average economic occupied pallet	$342.64	$342.85	$240.12	n/r	n/r
Non-same store rent and storage revenues per average physical occupied pallet	$467.73	$468.02	$260.90	n/r	n/r
Non-same store services metrics:
Throughput pallets	558	n/a	647	n/r	n/a
Non-same store warehouse services revenues per throughput pallet	$48.99	$49.23	$49.74	n/r	n/r
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)As of September 30, 2025, the non-same store facility count consists of: 4 sites that are in the recently completed expansion and development phase, 3 facilities where the executive leadership team has approved exits in the current year (2 of which are leased facilities and 1 of which is an owned facility and the Company is in pursuit to sell), 1 facility that we purchased in 2025, and 1 recently leased warehouse in Australia. As of September 30, 2025, there are 4 sites in the development and expansion phase that will be added to the non-same store pool when operations commence.
(3)Calculated as non-same store rent and storage revenues less non-same store power and other facilities costs.
(4)Calculated as non-same store warehouse services revenues less non-same store labor and other services costs.
(5)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(6)We define average physical occupied pallets as the average number of physically occupied pallets positions in our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(n/a = not applicable)
(n/r = not relevant)

Financial Supplement	Third Quarter 2025
Warehouse Results
For the third quarter of 2025, Global Warehouse segment revenues were $607.0 million, a decrease of $5.2 million, or 0.8% on both an actual and constant currency basis, compared to $612.2 million for the third quarter of 2024. This decrease was principally driven by lower overall volumes due to a competitive environment, changes in consumer buying habits, and the related change in food production levels. Such changes are due to increasing consumer conservatism, amid an inflationary environment, and increased capacity associated with recent speculative development in the cold storage industry, partially offset by annual rate increases in the normal course of operations.
Global Warehouse segment contribution (NOI) was $195.0 million for the third quarter of 2025 as compared to $198.6 million for the third quarter of 2024, a decrease of $3.6 million, or a decrease of 1.8% on an actual basis and a decrease of 1.7% constant currency basis. Global Warehouse segment contribution (NOI) decreased primarily due to the factors noted above. Global Warehouse segment margin was 32.1% for the third quarter of 2025, a 30 basis point decrease compared to the third quarter of 2024, primarily driven by lower volumes.
Fixed Commitment Rent and Storage Revenues
As of September 30, 2025, $619.1 million of the Company’s annualized rent and storage revenues were derived from customers with fixed commitment rent and storage contracts compared to $617.4 million at the end of the second quarter of 2025 and $623.8 million at the end of the third quarter of 2024. On a combined basis, 60.0% of rent and storage revenues were generated from fixed commitment storage contracts or leases. On a combined basis, 63.6% of total warehouse segment revenues were generated from customers with fixed committed contracts or leases.
Economic and Physical Occupancy
Fixed commitment storage contracts are designed to ensure the Company’s customers have space available when needed. For the third quarter of 2025, economic occupancy for the total warehouse segment was 73.8%, representing a 1,100 basis point increase above physical occupancy. For the third quarter of 2025, economic occupancy for the warehouse segment same store pool was 75.5%, representing a 1,100 basis point increase above physical occupancy. Economic occupancy for the total warehouse segment decreased 290 basis points, and the warehouse segment same store pool decreased 280 basis points as compared to the third quarter of 2024. This decrease was principally driven by lower overall volumes due to a competitive environment, changes in consumer buying habits, and the related change in food production levels. Such changes are due to increasing consumer conservatism, amid an inflationary environment, and increased capacity associated with recent speculative development in the cold storage industry, partially offset by annual rate increases in the normal course of operations.
Real Estate Portfolio
As of September 30, 2025, the Company’s portfolio consists of 235 facilities. The Company ended the third quarter of 2025 with 232 facilities in its Global Warehouse segment portfolio and 3 facilities in its Third-party managed segment. The same store population consists of 223 facilities for the quarter ended September 30, 2025. As of September 30, 2025, the non-same store facility count consists of: 4 sites that are in the recently completed expansion and development phase, 3 facilities where the executive leadership team has approved exits in the current year (2 of which are leased facilities and 1 of which is an owned facility and the Company is in pursuit to sell), 1 facility that we purchased in 2025, and 1 recently leased warehouse in Australia. As of September 30, 2025, there are 4 sites in the development and expansion phase that will be added to the non-same store pool when operations commence.
Balance Sheet Activity and Liquidity
As of September 30, 2025, the Company had total liquidity of approximately $798.9 million, including cash and available capacity on its revolving credit facility. Total net debt outstanding was approximately $4.1 billion (inclusive of approximately $207.9 million of financing leases/sale lease-backs and exclusive of unamortized deferred financing fees), of which 95.0% was in an unsecured structure. At quarter end, net debt to pro forma Core EBITDA (based on trailing twelve months pro forma Core EBITDA) was approximately 6.7x. The Company’s unsecured debt has a remaining weighted average term of 4.6 years, inclusive of extensions that the Company is expected to utilize, and carries a weighted average contractual interest rate of 4.0%.

Financial Supplement	Third Quarter 2025
As of September 30, 2025, approximately 91.2% of the Company’s total debt outstanding was at a fixed rate, inclusive of hedged variable-rate for fixed-rate debt.
Dividend
On September 3, 2025, the Company’s Board of Directors declared a 5% increase in the dividend, as compared to the prior year, to $0.23 per share for the third quarter of 2025, which was paid on October 15, 2025 to common stockholders of record as of September 30, 2025.
About the Company
Americold is a global leader in temperature-controlled logistics real estate and value-added services. Focused on the ownership, operation, acquisition and development of temperature-controlled warehouses, Americold owns and/or operates 235 temperature-controlled warehouses, with approximately 1.4 billion refrigerated cubic feet of storage, in North America, Europe, Asia-Pacific, and South America. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors and retailers to consumers.
Non-GAAP Measures
We use the following non-GAAP financial measures as supplemental performance measures of our business: NAREIT FFO, Core FFO, Adjusted FFO, NAREIT EBITDAre, Core EBITDA, Core EBITDA margin, net debt to pro-forma Core EBITDA, segment contribution (“NOI”) and margin, same store revenues and NOI, certain constant currency metrics, and maintenance capital expenditures. Definitions of these non-GAAP metrics are included in our quarterly financial supplement, and reconciliations of these non-GAAP measures to their most comparable US GAAP metrics are included herein. Each of the non-GAAP measures included in this press release has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this press release may not be comparable to similarly titled measures disclosed by other companies, including other REITs.
Forward-Looking Statements
This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include the following: rising inflationary pressures, increased interest rates and operating costs; national, international, regional and local economic conditions, including impacts and uncertainty from trade disputes and tariffs on goods imported to the United States and goods exported to other countries; periods of economic slowdown or recession; labor and power costs; labor shortages; our relationship with our associates, the occurrence of any work stoppages or any disputes under our collective bargaining agreements and employment related litigation; the impact of supply chain disruptions; risks related to rising construction costs; risks related to expansions of existing properties and developments of new properties, including failure to meet budgeted or stabilized returns within expected time frames, or at all, in respect thereof; uncertainty of revenues, given the nature of our customer contracts; acquisition risks, including the failure to identify or complete attractive acquisitions or failure to realize the intended benefits from our recent acquisitions; difficulties in expanding our operations into new markets; uncertainties and risks related to public health crises; a failure of our information technology systems, systems conversions and integrations, cybersecurity attacks or a breach of our information security systems, networks or processes; risks related to implementation of the new ERP system, defaults or non-renewals of significant customer contracts; risks related to privacy and data security concerns, and data collection and transfer restrictions and related foreign regulations; changes in applicable governmental regulations and tax legislation; risks related to current and potential international operations and properties; actions by our competitors and their increasing ability to compete with us; changes in foreign currency exchange rates; the potential liabilities, costs and regulatory impacts associated with our in-house trucking services and the potential disruptions associated with our use of third-party trucking service providers for transportation services to our customers; liabilities as a result of our participation in multi-employer pension plans; risks related to the partial ownership of properties, including our JV investments; risks related to natural disasters; adverse economic or real estate developments in our geographic markets or the temperature-controlled warehouse industry; changes in real estate and zoning laws and increases in real property tax rates; general economic conditions; risks associated with the ownership of real estate generally and temperature-controlled warehouses in particular;

Financial Supplement	Third Quarter 2025
possible environmental liabilities; uninsured losses or losses in excess of our insurance coverage; financial market fluctuations; our failure to obtain necessary outside financing on attractive terms, or at all; risks related to, or restrictions contained in, our debt financings; decreased storage rates or increased vacancy rates; the potential dilutive effect of our common stock offerings, including our ongoing at the market program; the cost and time requirements as a result of our operation as a publicly traded REIT; and our failure to maintain our status as a REIT.
Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements may contain such words. Examples of forward-looking statements included in this press release include, but are not limited to, those regarding our 2025 outlook and our migration of our customers to fixed commitment storage contracts. We qualify any forward-looking statements entirely by these cautionary factors. Other risks, uncertainties and factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, and other reports filed with the Securities and Exchange Commission, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future except to the extent required by law.
Contacts:
Americold Realty Trust, Inc.
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com

Financial Supplement	Third Quarter 2025
Financial Information

Americold Realty Trust, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except shares and per share amounts)
	September 30, 2025	December 31, 2024
Assets
Property, buildings, and equipment:
Land	$826,556	$806,981
Buildings and improvements	4,569,012	4,462,565
Machinery and equipment	1,667,689	1,598,502
Assets under construction	1,032,294	606,233
	8,095,551	7,474,281
Accumulated depreciation	(2,676,181)	(2,453,597)
Property, buildings, and equipment – net	5,419,370	5,020,684

Operating leases - net	179,596	222,294
Financing leases - net	137,294	104,216

Cash, cash equivalents, and restricted cash	33,338	47,652
Accounts receivable – net of allowance of $16,836 and $24,426 at September 30, 2025 and December 31, 2024, respectively	369,123	386,924
Identifiable intangible assets – net	827,562	838,660
Goodwill	827,047	784,042
Investments in and advances to partially owned entities	36,054	40,252
Other assets	251,552	291,230
Total assets	$8,080,936	$7,735,954

Liabilities and Equity
Liabilities
Borrowings under revolving line of credit	$364,758	$255,052
Accounts payable and accrued expenses	570,865	603,411
Senior unsecured notes and term loans – net of deferred financing costs of $16,585 and $13,882 at September 30, 2025 and December 31, 2024, respectively	3,538,296	3,031,462
Sale-leaseback financing obligations	75,924	79,001
Financing lease obligations	132,008	95,784
Operating lease obligations	177,453	219,099
Unearned revenues	23,306	21,979
Deferred tax liability - net	119,745	115,772
Other liabilities	7,648	7,389
Total liabilities	5,010,003	4,428,949

Equity
Stockholders' equity:
Common stock, $0.01 par value per share – 500,000,000 authorized shares; 284,853,672 and 284,265,041 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	2,848	2,842
Paid-in capital	5,660,410	5,646,879
Accumulated deficit and distributions in excess of net earnings	(2,565,199)	(2,341,654)
Accumulated other comprehensive loss	(64,804)	(27,279)
Total stockholders’ equity	3,033,255	3,280,788
Noncontrolling interests	37,678	26,217
Total equity	3,070,933	3,307,005
Total liabilities and equity	$8,080,936	$7,735,954

Financial Supplement	Third Quarter 2025

Americold Realty Trust, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Rent, storage, and warehouse services	$607,014	$612,181	$1,776,441	$1,810,278
Transportation services	47,843	51,764	139,933	159,254
Third-party managed services	8,808	10,226	27,019	30,574
Total revenues	663,665	674,171	1,943,393	2,000,106
Operating expenses:
Rent, storage, and warehouse services cost of operations	412,031	413,557	1,183,868	1,209,992
Transportation services cost of operations	40,107	43,323	116,201	130,441
Third-party managed services cost of operations	6,499	8,073	20,792	24,136
Depreciation and amortization	88,023	89,362	267,467	271,106
Selling, general, and administrative	70,982	63,663	207,124	188,542
Acquisition, cyber incident, and other, net	29,052	26,014	77,692	44,025
Impairment of long-lived assets	77	2,953	5,303	2,953
Net loss (gain) from sale of real estate	143	—	(11,617)	(3,514)
Total operating expenses	646,914	646,945	1,866,830	1,867,681

Operating Income	16,751	27,226	76,563	132,425

Other (expense) income:
Interest expense	(33,931)	(34,255)	(108,293)	(100,865)
Loss on debt extinguishment and termination of derivative instruments	—	(218)	—	(116,082)
Loss from investments in partially owned entities	(41)	(1,037)	(1,739)	(3,020)
Other, net	(477)	3,723	6,594	27,872
Loss before income taxes	(17,698)	(4,561)	(26,875)	(59,670)

Income tax (expense) benefit:
Current income tax	(136)	(1,936)	(4,064)	(5,168)
Deferred income tax	6,385	2,764	4,567	6,498
Total income tax benefit	6,249	828	503	1,330

Net loss	$(11,449)	$(3,733)	$(26,372)	$(58,340)
Net loss attributable to noncontrolling interests	(83)	(4)	(165)	(242)
Net loss attributable to Americold Realty Trust, Inc.	$(11,366)	$(3,729)	$(26,207)	$(58,098)

Weighted average common stock outstanding – basic	285,898	284,861	285,622	284,729
Weighted average common stock outstanding – diluted	285,898	284,861	285,622	284,729

Net loss per common share - basic	$(0.04)	$(0.01)	$(0.09)	$(0.20)
Net loss per common share - diluted	$(0.04)	$(0.01)	$(0.09)	$(0.20)

Financial Supplement	Third Quarter 2025

Reconciliation of Net Loss to NAREIT FFO, Core FFO, and Adjusted FFO
(In thousands, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net loss	$(11,449)	$(3,733)	$(26,372)	$(58,340)
Adjustments:
Real estate related depreciation	54,214	56,083	165,105	168,768
Net loss (gain) from sale of real estate	143	—	(11,617)	(3,514)
Net loss (gain) on real estate related asset disposals	13	(27)	14	66
Impairment charges on certain real estate assets	77	2,953	3,816	2,953
Our share of reconciling items related to partially owned entities	153	264	647	830
NAREIT FFO	$43,151	$55,540	$131,593	$110,763
Adjustments:
Net loss (gain) on sale of non-real assets	119	(443)	90	(1,011)
Acquisition, cyber incident, and other, net	29,052	26,014	77,692	44,025
Impairment of long-lived assets (excluding certain real estate assets)	—	—	1,487	—
Loss on debt extinguishment and termination of derivative instruments	—	218	—	116,082
Foreign currency exchange loss (gain)	647	349	676	(10,599)
Gain on legal settlement related to prior period operations	—	—	—	(6,104)
Project Orion and other software related deferred costs amortization	8,778	1,810	15,649	2,391
Our share of reconciling items related to partially owned entities	—	409	145	689
Gain from sale of partially owned entity	—	—	(2,420)	—
Core FFO	$81,747	$83,897	$224,912	$256,236
Adjustments:
Amortization of deferred financing costs and pension withdrawal liability	1,479	1,301	4,402	3,884
Amortization of below/above market leases	367	363	1,081	1,091
Straight-line rent adjustment	64	321	225	1,277
Deferred income tax benefit	(6,385)	(2,764)	(4,567)	(6,498)
Stock-based compensation expense(1)	5,140	6,256	18,993	18,939
Non-real estate depreciation and amortization	33,809	33,279	102,362	102,338
Maintenance capital expenditures(2)	(15,564)	(22,590)	(47,646)	(63,355)
Our share of reconciling items related to partially owned entities	24	74	232	535
Adjusted FFO	$100,681	$100,137	$299,994	$314,447
(1)Stock-based compensation expense excludes any non-routine stock compensation expense associated with certain employee awards, which are recognized within Acquisition, cyber incident, and other, net.
(2)Maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology.

Financial Supplement	Third Quarter 2025

Reconciliation of Net Loss to NAREIT FFO, Core FFO, and Adjusted FFO (continued)
(In thousands, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
NAREIT FFO	$43,151	$55,540	$131,593	$110,763
Core FFO	$81,747	$83,897	$224,912	$256,236
Adjusted FFO	$100,681	$100,137	$299,994	$314,447

Reconciliation of weighted average shares:
Weighted average basic shares for net income calculation	285,898	284,861	285,622	284,729
Dilutive stock options and unvested restricted stock units	91	617	182	393
Weighted average dilutive shares	285,989	285,478	285,804	285,122

NAREIT FFO - basic per share	$0.15	$0.19	$0.46	$0.39
NAREIT FFO - diluted per share	$0.15	$0.19	$0.46	$0.39

Core FFO - basic per share	$0.29	$0.29	$0.79	$0.90
Core FFO - diluted per share	$0.29	$0.29	$0.79	$0.90

Adjusted FFO - basic per share	$0.35	$0.35	$1.05	$1.10
Adjusted FFO - diluted per share	$0.35	$0.35	$1.05	$1.10

Financial Supplement	Third Quarter 2025

Reconciliation of Net Loss to NAREIT EBITDAre and Core EBITDA
(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net loss	$(11,449)	$(3,733)	$(26,372)	$(58,340)
Adjustments:
Depreciation and amortization	88,023	89,362	267,467	271,106
Interest expense	33,931	34,255	108,293	100,865
Income tax benefit	(6,249)	(828)	(503)	(1,330)
Net loss (gain) from sale of real estate	143	—	(11,617)	(3,514)
Adjustment to reflect share of EBITDAre of partially owned entities	282	1,458	2,774	4,448
NAREIT EBITDAre	$104,681	$120,514	$340,042	$313,235
Adjustments:
Acquisition, cyber incident, and other, net	29,052	26,014	77,692	44,025
Loss from investments in partially owned entities	41	1,037	1,739	3,020
Impairment of long-lived assets	77	2,953	5,303	2,953
Foreign currency exchange loss (gain)	647	349	676	(10,599)
Stock-based compensation expense(1)	5,140	6,256	18,993	18,939
Loss on debt extinguishment and termination of derivative instruments	—	218	—	116,082
Loss (gain) on other asset disposals	132	(470)	104	(945)
Gain on legal settlement related to prior period operations	—	—	—	(6,104)
Project Orion and other software related deferred costs amortization	8,778	1,810	15,649	2,391
Reduction in EBITDAre from partially owned entities	(282)	(1,458)	(2,774)	(4,448)
Gain from sale of partially owned entity	—	—	(2,420)	—
Core EBITDA	$148,266	$157,223	$455,004	$478,549

Total revenues	$663,665	$674,171	$1,943,393	$2,000,106
Core EBITDA margin	22.3%	23.3%	23.4%	23.9%
(1)Stock-based compensation expense excludes any non-routine stock compensation expense associated with certain employee awards, which are recognized within Acquisition, cyber incident, and other, net.

Financial Supplement	Third Quarter 2025

Debt Detail and Maturities
	As of September 30, 2025
Indebtedness(1): (In thousands)	Carrying Value	Contractual Interest Rate(2)	Effective Interest Rate(3)	Maturity Date(4)
Senior Unsecured Revolving Credit Facility - USD(5)	$52,000	SOFR + 0.84%	5.74%	08/2027
Senior Unsecured Revolving Credit Facility - C$80M(5)	57,471	CORRA + 0.84%	4.35%	08/2027
Senior Unsecured Revolving Credit Facility - A$207.5M(5)	137,190	BBSW + 0.84%	5.09%	08/2027
Senior Unsecured Revolving Credit Facility - €70.5M(5)	82,747	EURIBOR + 0.84%	3.41%	08/2027
Senior Unsecured Revolving Credit Facility - NZ$61M(5)	35,350	BKBM + 0.84%	4.60%	08/2027
Senior Unsecured Term Loan A Facility Tranche A-1 - USD(6)	375,000	SOFR + 0.94%	4.49%	08/2027
Senior Unsecured Term Loan A Facility Tranche A-2 - C$250M	179,596	CORRA + 0.94%	4.80%	01/2028
Senior Unsecured Term Loan A Facility Tranche A-3 - USD	270,000	SOFR + 0.94%	4.28%	01/2028
Private Series A Unsecured Notes - USD	200,000	4.68%	4.77%	01/2026
Private Series B Unsecured Notes - USD	400,000	4.86%	4.92%	01/2029
Private Series C Unsecured Notes - USD	350,000	4.10%	4.15%	01/2030
Private Series D Unsecured Notes - €400M	469,485	1.62%	1.67%	01/2031
Private Series E Unsecured Notes - €350M	410,800	1.65%	1.70%	01/2033
Public 5.600% Notes - USD	400,000	5.60%	5.70%	05/2032
Public 5.409% Notes - USD	500,000	5.41%	5.50%	09/2034
Total Unsecured Debt	$3,919,639	4.00%	4.15%	4.6 years
Sale-leaseback financing obligations	75,924	10.07%
Financing lease obligations	132,008	5.09%
Total Secured Debt	$207,932	6.91%

Total Debt Outstanding	$4,127,571	4.15%
Less: unamortized deferred financing costs	(16,585)
Total Book Value of Debt	$4,110,986

Rate Type:	September 30, 2025	% of Total
Fixed(7)	$3,762,813	91.2%
Variable-unhedged	364,758	8.8%
Total Debt Outstanding	$4,127,571	100%

Debt Type:	September 30, 2025	% of Total
Unsecured	$3,919,639	95.0%
Secured	207,932	5.0%
Total Debt Outstanding	$4,127,571	100%

Capitalization:	September 30, 2025
Total Debt Outstanding	$4,127,571
Less: Cash, cash equivalents and restricted cash	33,338
Net Debt	$4,094,233
Pro forma Core EBITDA - last twelve months(9)	$615,285
Net Debt to Pro Forma Core EBITDA	6.7x

Enterprise Value:	September 30, 2025
Fully Diluted Common Stock(8)	288,471
Common Stock Share Price	$12.24
Market Value of Common Equity	$3,530,885
Net Debt	$4,094,233
Total Enterprise Value	$7,625,118
(1)Borrowing currency and value presented in caption unless USD denominated.
(2)As of September 30, 2025, for the Senior Unsecured Revolving Credit Facility, the adjusted daily SOFR rate was 4.24% (which includes an adjustment of 0.10%), the adjusted daily CORRA rate was 2.85% (which includes an adjustment of 0.30%), the one-month BBSW rate was 3.59%, the one-month EURIBOR rate was 1.91%, and the one-month weighted average BKBM rate was 3.10%. Our Senior Unsecured Term Loan A Facility Tranche A-1 is hedged at a weighted average rate of 4.29%. Our Senior Unsecured Term Loan A Facility Tranche A-2 is hedged at a rate of 4.53%. Our Senior Unsecured Term Loan A Facility Tranche A-3 is hedged at a rate of 4.09%.
(3)All effective interest rates presented include the amortization of deferred financing costs. The $375.0 million Senior Unsecured Term Loan A Facility Tranche A-1, the C$250.0 million Senior Unsecured Term Loan A Facility Tranche A-2, and the $270.0 million Senior Unsecured Term Loan A Facility Tranche A-3 are all based on the hedged rates. The effective interest rate of Total Unsecured Debt is calculated using the weighted average of the stated effective interest rates of the individual borrowings.
(4)Maturity date represents the remaining weighted average life of the debt and assumes the exercise of extension options on the Senior Unsecured Revolving Credit Facility and the Senior Unsecured Term A Facility Loan Tranche A-1 (see below).
(5)The Senior Unsecured Revolving Credit Facility maturity date assumes two six-month extension options past the contractual maturity date of August of 2026. The borrowing capacity as of September 30, 2025 is $1.2 billion less $19.6 million of outstanding letters of credit. The effective interest rates shown reflect deferred financing costs allocated on a pro rata basis over the outstanding balances.
(6)The Senior Unsecured Term Loan A Facility Tranche A-1 maturity date assumes two twelve-month extension options past the original contractual maturity date in August of 2025. In June 2025, the Company exercised the first of the two available twelve-month extension options, extending the maturity date to August of 2026. The Company retains the right to exercise the second twelve-month extension option.
(7)The total includes borrowings with a variable interest rate that have been effectively hedged through interest rate swaps.
(8)The fully diluted Common Stock presented herein is unweighted and assumes a payout at target for all unvested performance based awards.
(9)Calculated as Core EBITDA for the last twelve months plus pro forma adjustments of $4.7 million. Pro Forma adjustments consist of (1) inclusion of Core EBITDA from the Houston acquisition for the period from October 1, 2024 to Americold’s acquisition date and (2) exclusion of Core EBITDA for the last twelve months for the sites divested during the nine months ended September 30, 2025.

Financial Supplement	Third Quarter 2025
Interest Expense & Debt Covenants

Interest Expense Summary
(in thousands)	Current Rate(1)	Maturity(2)	Interest Expense for the three months ended September 30, 2025	Interest Expense for the nine months ended September 30, 2025
Senior Unsecured Revolving Credit Facility	S + 0.84%	08/2027	$4,088	$12,623
Senior Unsecured Term Loan A Facility	S + 0.94%	Various	8,989	26,588
Private Placement Notes	Various	Various	14,343	42,666
Public 5.600% Notes	5.60%	05/2032	5,554	10,985
Public 5.409% Notes	5.41%	09/2034	6,761	20,284
Sale-leaseback financing obligations	10.07%	Various	1,956	6,103
Financing lease obligations	5.09%	Various	1,380	3,600
Interest Expense on Total Debt Outstanding			$43,071	$122,849
Capitalized interest			(9,287)	(19,370)
Amortization of deferred financing costs			1,479	4,403
Other			(1,332)	411
Total Interest Expense			$33,931	$108,293
(1)S represents multiple foreign-denominated floating benchmark borrowing rates. Refer to our Debt Details and Maturities section of our quarterly supplement for further details.
(2)Assumes exercise of extension option under the Senior Unsecured Revolving Credit Facility. Refer to our Debt Details and Maturities section of our quarterly supplement for further details.

Debt Covenant Performance for Public Notes as of September 30, 2025
	Required	Result
Maintenance of total unencumbered assets	≥ 150%	283%
Limitation on total debt	≤ 60%	33%
Limitation on secured debt	≤ 40%	2%
Interest coverage test	≥ 1.5x	3.6x

Financial Supplement	Third Quarter 2025
Operations Overview
Global Warehouse Portfolio
During the third quarter of 2025, the Company revised its warehouse categories as follows:
•Production Advantaged: Primarily focused on close proximity to customer harvesting or production locations
•Forward Distribution: Primarily focused on strategic inventory positioning close to end consumers
•Retail Distribution: Primarily focused on retail grocery or food service, such as quick serve restaurant (“QSR”), customers
•Port: Primarily focused on close proximity to port locations

Financial Supplement	Third Quarter 2025

Fixed Commitment and Lease Maturity Schedules
The following table sets forth a summary schedule of the expirations for any defined contracts featuring fixed storage commitments and leases in effect as of September 30, 2025. Note that month to month contracts include expired contracts that are assumed to continue as month to month agreements until renewal or notice of intention to vacate.

Contract Expiration Year	Number of Contracts	Annualized Committed Rent & Storage Revenues	% of Total Warehouse Segment Rent & Storage Revenues for the twelve months ended September 30, 2025	Total Warehouse Segment Revenues Generated by Customers with Fixed Commitment Contracts & Leases for the twelve months ended September 30, 2025(1)	Annualized Committed Rent & Storage Revenues at Expiration(2)
(Dollars in thousands)
Month-to-Month	171	$106,395	10.3%	$304,678	$106,395
2025	62	25,993	2.5%	52,785	25,303
2026	189	185,542	18.0%	382,944	185,988
2027	80	70,072	6.8%	174,801	71,545
2028	63	79,935	7.7%	233,629	83,975
2029+	52	151,141	14.7%	367,349	160,589
Total	617	$619,078	60.0%	$1,516,186	$633,795
(1)Represents monthly fixed storage commitments and lease rental payments under the relevant expiring defined contract and lease as of September 30, 2025, plus the weighted average monthly warehouse services revenues attributable to these contracts and leases for the last twelve months ended September 30, 2025, multiplied by 12.
(2)Represents annualized monthly revenues from fixed storage commitments and lease rental payments under the defined contracts and relevant expiring leases as of September 30, 2025 based upon the monthly revenues attributable thereto in the last month prior to expiration, multiplied by 12.

The following table sets forth a summary schedule of the expirations of our facility leased warehouses and other leases pursuant to which we lease space to third parties in our warehouse portfolio, in each case, in place as of September 30, 2025. These leases had a weighted average remaining term of approximately 42 months as of September 30, 2025.

Lease Expiration Year	No. of Leases Expiring	Annualized Rent(1)	% of Total Warehouse Rent & Storage Segment Revenues for the twelve months ended September 30, 2025	Leased Square Footage	% Leased Square Footage	Annualized Rent at Expiration(2)
(Dollars in thousands)
Month-to-Month	10	$1,580	0.2%	72	1.7%	$1,580
2025	18	2,201	0.2%	163	4.0%	2,201
2026	49	12,585	1.2%	861	20.9%	12,714
2027	21	6,069	0.6%	473	11.5%	6,326
2028	26	10,501	1.0%	1,253	30.4%	10,986
2029+	24	21,768	2.1%	1,298	31.5%	25,631
Total	148	$54,704	5.3%	4,120	100%	$59,438
(1)Represents monthly rental payments under the relevant leases as of September 30, 2025, multiplied by 12.
(2)Represents monthly rental payments under the relevant leases in the calendar year of expiration, multiplied by 12.

Financial Supplement	Third Quarter 2025

Capital Expenditures and Repair and Maintenance Expenses
Maintenance Capital Expenditures and Repair and Maintenance Expenses
We utilize a strategic approach to maintenance capital expenditures and repair and maintenance expenses to maintain the high quality and operational efficiency of our warehouses and equipment and ensure that our assets meet the “mission-critical” role they serve in the cold chain. The Company assesses its capital expenditure requirements regularly to ensure that it meets maintenance obligations in a timely manner.
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized funds used to uphold and extend the useful life of assets, resulting in future economic benefits. These expenditures relate to routine and recurring maintenance that are essential to sustain current operations. This includes the cost to purchase and install, repair, or construct assets when it results in a useful life longer than one year and the cost per asset is over a de minimis threshold.

Examples of maintenance capital expenditures related to real estate are roof replacements, refrigeration equipment refurbishment, and racking system repairs. Examples of maintenance capital expenditures related to personal property include expenditures on material handling equipment and transportation assets. Examples of maintenance capital expenditures related to information technology include maintenance on existing servers, networking equipment and minor software updates.
Repair and Maintenance Expenses
We incur repair and maintenance expenses that include costs of routine maintenance and repairs that do not materially extend the useful life of the asset and minor replacements with an asset value that are less than a de minimis threshold. These expenditures are included as an operating expense in our statement of operations. Examples of repair and maintenance expenses include ordinary repairs on roofs, racking, refrigeration and material handling equipment.
The following table sets forth our repair and maintenance expenses for the three and nine months ended September 30, 2025 and 2024.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(In thousands)
Real estate	$11,633	$10,579	$32,628	$35,516
Personal property	19,132	22,445	60,271	57,668
Total repair and maintenance expenses	$30,765	$33,024	$92,899	$93,184
External Growth and Integration Capital Expenditures
External growth and integration capital expenditures refer to investments to expand our operations and enhance market position through mergers and acquisitions. These expenditures typically include costs associated with acquiring new businesses, integrating operational systems, rebranding, and upgrading infrastructure to our standards. Unlike organic growth, which focuses on internal development through existing resources and capabilities, external growth strategies rely on leveraging external assets and synergies to drive value creation and achieve strategic objectives.
The Company completed the Houston acquisition on March 17, 2025 for total cash consideration of $108.4 million. The strategic benefits of the acquisition include the ability to accommodate a significant high-turn retail fixed committed customer.

Financial Supplement	Third Quarter 2025

Expansion, Development and Organic Capital Expenditures
Expansion, development and organic growth capital expenditures refer to investments to enhance our existing operations and increase storage capacity. Examples of capital expenditures associated with expansion, development and organic growth are warehouse and pallet position expansion, expansion of drop lots, greenfield developments, and purchase of leased facilities.
Customer Attraction and Retention Capital Expenditures
Customer attraction and retention capital expenditures refer to investments that enhance customer engagement, satisfaction, and loyalty to drive revenue growth for new and existing customers and reduce customer churn. These expenditures include replacing existing components of assets before the end of their functional lives, improvements to warehouse configurations to provide a more customer-friendly experience, and improvements to outdoor facades.
Technological Upgrades and Enhancements
Technological upgrades and enhancements refer to investments aimed at improving our technological infrastructure and capabilities to increase efficiency, productivity, and competitiveness. This category includes investments in hardware, software, and systems that automate processes, enhance data analytics, and improve cyber security. This category also includes sustainability initiatives including the installation of LED lighting, solar panels, hydrogen fuel cells, high speed dock doors, and other asset modernization.
The following table sets forth our total capital expenditures for the three and nine months ended September 30, 2025 and 2024.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(In thousands)
Maintenance	$15,564	$22,590	$47,646	$63,355
External growth and integration	—	—	108,448	—
Expansion, development and organic growth	140,858	64,981	412,327	127,814
Technological upgrades and enhancements	3,590	4,724	13,425	8,463
Total capital expenditures(1)	$160,012	$92,295	$581,846	$199,632
(1) Capital expenditures in the Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2025 include $32.5 million of costs accrued as of December 31, 2024 and paid during the nine months ended September 30, 2025. Such expenditures exclude $72.9 million of costs accrued during the nine months ended September 30, 2025 that will be paid in a future period.
Capitalized Interest and Other Costs
We incurred capitalized interest of $9.3 million and $4.6 million for the three months ended September 30, 2025 and 2024, respectively, and $19.4 million and $12.1 million for the nine months ended September 30, 2025 and 2024, respectively, which is included in the capital expenditures noted in the table above. We also incurred capitalized compensation and travel expense aggregating to $10.4 million and $8.9 million during the three months ended September 30, 2025 and 2024, respectively, and $29.4 million and $19.0 million during the nine months ended September 30, 2025 and 2024, respectively.

Financial Supplement	Third Quarter 2025
External Growth and Capital Deployment

Expansions, Developments, and Acquisitions Completed Within the Last 36 Months and In Process
Project Vintage (Months)	Project Count	Square Feet (In millions)	Cubic Feet (In millions)	Pallet Positions (In thousands)	Cost (In millions)(1)	Remaining Spend	LTM NOI (In millions)(4)	Estimated Stabilized NOI (In millions)	Stabilized NOI Achieved(2)	Estimated Stabilized ROIC(3)
25-36	4	1.0	27.3	84	$311	—	$10	$31	32%	10%
13-24	3	0.7	28.4	93	344	—	5	37	14%	11%
1-12	2	0.6	28.1	59	212	—	(1)	25	(4)%	12%
1-36	9	2.3	83.8	236	$867	$—	$14	$93	15%	11%

In Process(5)	5	0.9	43.5	137	$243	$175	$1	$50	2%	12%

Total	14	3.2	127.3	373	$1,110	$175	$15	$143	10%	11%

Incremental NOI from Expansions, Developments, & Acquisitions
Estimated Stabilized NOI		LTM NOI Achieved		Incremental NOI
$143	-	$15	=	$128

Completed Projects by Q3 2025 Same Store Pool
	Project Count	LTM NOI
Same Store Warehouse	5	$6
Non-Same Store Warehouse	5	$9
Total	10	$15
(1)Cost represents costs incurred as of September 30, 2025, inclusive of capitalized internal labor, travel, and interest.
(2)Percentage of last twelve months net operating income divided by stabilized net operating income
(3)Defined as stabilized net operating income divided by total cost
(4)Defined as last twelve months of revenues less cost of operations excluding any Depreciation and amortization, corporate-level Selling, general, and administrative; Acquisition, cyber incident, and other, net, Impairment of long-lived assets, Net loss (gain) from sale of real estate, and all components of Other (expense) income
(5)Includes 4 sites that are in the development and expansion phase that will be added to the non-same store pool when operations commence and 1 facility which we purchased in 2025 that is included in our non-same store pool.

Financial Supplement	Third Quarter 2025
Other Supplemental Information
Same Store Historical Performance Trend - The following table reflects the actual results of our current same store pool, in USD, for the respective periods.

(Dollars in thousands)(1)	Q3 25	Q2 25	Q1 25	Q4 24	Q3 24	Q2 24	Q1 24
Number of same store warehouses	223	223	223	223	223	223	223
Same store revenues:
Rent and storage	$250,591	$247,212	$245,196	$254,226	$256,287	$259,427	$256,771
Warehouse services	335,933	325,882	314,823	338,351	339,542	322,446	316,492
Total same store revenues	$586,524	$573,094	$560,019	$592,577	$595,829	$581,873	$573,263
Same store cost of operations:
Power	40,269	34,106	30,656	34,287	39,991	35,379	30,913
Other facilities costs	56,360	57,262	57,245	56,170	61,492	56,025	56,567
Labor	243,134	237,173	234,640	243,021	245,330	235,609	235,417
Other services costs	51,492	45,327	44,763	52,706	47,919	46,857	49,164
Total same store cost of operations	$391,255	$373,868	$367,304	$386,184	$394,732	$373,870	$372,061

Same store contribution (NOI)	$195,269	$199,226	$192,715	$206,393	$201,097	$208,003	$201,202
Same store rent and storage contribution (NOI)(2)	$153,962	$155,844	$157,295	$163,769	$154,804	$168,023	$169,291
Same store services contribution (NOI)(3)	$41,307	$43,382	$35,420	$42,624	$46,293	$39,980	$31,911

Same store margin	33.3%	34.8%	34.4%	34.8%	33.8%	35.7%	35.1%
Same store rent and storage margin(4)	61.4%	63.0%	64.2%	64.4%	60.4%	64.8%	65.9%
Same store services margin(5)	12.3%	13.3%	11.3%	12.6%	13.6%	12.4%	10.1%

Same store rent and storage metrics:
Economic occupancy
Average economic occupied pallets(6)	3,969	3,972	4,044	4,190	4,137	4,203	4,267
Economic occupancy percentage(6)	75.5%	75.5%	76.6%	79.3%	78.3%	79.6%	80.8%
Same store rent and storage revenues per economic occupied pallet	$63.14	$62.24	$60.63	$60.67	$61.95	$61.72	$60.18

Physical occupancy
Average physical occupied pallets(7)	3,392	3,387	3,434	3,612	3,584	3,637	3,698
Average physical pallet positions	5,257	5,263	5,279	5,284	5,284	5,278	5,279
Physical occupancy percentage(7)	64.5%	64.4%	65.1%	68.4%	67.8%	68.9%	70.1%
Same store rent and storage revenues per physical occupied pallet	$73.88	$72.99	$71.40	$70.38	$71.51	$71.33	$69.44

Same store services metrics:
Throughput pallets	8,708	8,577	8,561	9,047	8,999	8,819	8,815
Same store warehouse services revenues per throughput pallet	$38.58	$37.99	$36.77	$37.40	$37.73	$36.56	$35.90

Total non-same store results:
Non-same store revenues	$20,490	$20,976	$15,338	$13,888	$16,352	$18,514	$24,447
Non-same store cost of operations	$20,776	$19,197	$11,468	$18,854	$18,825	$21,986	$28,518
Non-same store contribution NOI	$(286)	$1,779	$3,870	$(4,966)	$(2,473)	$(3,472)	$(4,071)
(1)Total amounts in the table above and year to date calculations may not calculate exactly due to rounding.
(2)Calculated as same store rent and storage revenues less same store power and other facilities costs.
(3)Calculated as same store warehouse services revenues less same store labor and other services costs.
(4)Calculated as same store rent and storage contribution (NOI) divided by same store rent and storage revenues.
(5)Calculated as same store services contribution (NOI) divided by same store services revenues.
(6)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(7)We define average physical occupied pallets as the average number of physically occupied pallets positions in our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.

Financial Supplement	Third Quarter 2025
Unconsolidated Joint Venture (Investments in Partially Owned Entities)
As of September 30, 2025, the Company owned a 49% equity share in the Dubai-based RSA joint venture. The debt of our unconsolidated joint venture is non-recourse to us, except for customary exceptions pertaining to such matters as intentional misuse of funds, environmental conditions and material misrepresentations.

RSA
Summary Balance Sheet - at the JV’s 100% share in AED			September 30, 2025	December 31, 2024
(In thousands)
Net book value of property, buildings, and equipment			181,795	106,668
Other assets			13,689	20,295
Total assets			195,484	126,963

Debt			147,596	80,915
Other liabilities			19,090	16,463
Equity			28,798	29,585
Total liabilities and equity			195,484	126,963

Americold’s ownership percentage			49%	49%

AED/USD end of period rate			0.2723	0.2723
Americold’s pro rata share of debt at AED/USD rate			$19,693	$10,796

	Three Months Ended		Nine Months Ended
Summary Statement of Operations - at the JV’s 100% share in AED	Q3 25	Q3 24	Q3 25	Q3 24
(In thousands)
Revenues	7,797	5,477	23,168	12,074

Cost of operations	6,249	4,841	18,280	12,909
Depreciation & amortization	1,741	551	3,538	1,380
Total operating expenses	7,990	5,392	21,818	14,289
Operating (loss) income	(193)	85	1,350	(2,215)

Interest expense	(740)	(206)	(2,070)	(615)
Non-operating expenses	(740)	(206)	(2,070)	(615)
Net loss	(933)	(121)	(720)	(2,830)

Americold’s ownership percentage	49%	49%	49%	49%

AED/USD average rate	0.2723	0.2723	0.2723	0.2723
Americold’s pro rata share of NOI in USD	$207	$85	$652	$(111)
Americold’s pro rata share of Net loss in USD	$(124)	$(16)	$(96)	$(378)
Americold’s pro rata share of Core FFO in USD	$68	$48	$296	$(215)
Americold’s pro rata share of Adjusted FFO in USD	$102	$55	$346	$(201)

Financial Supplement	Third Quarter 2025
Reconciliations, Notes, and Definitions

Revenues and Contribution (NOI) by Segment
(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Segment revenues:
Warehouse	$607,014	$612,181	$1,776,441	$1,810,278
Transportation	47,843	51,764	139,933	159,254
Third-party managed	8,808	10,226	27,019	30,574
Total revenues	663,665	674,171	1,943,393	2,000,106

Segment contribution:
Warehouse	194,983	198,624	592,573	600,286
Transportation	7,736	8,441	23,732	28,813
Third-party managed	2,309	2,153	6,227	6,438
Total segment contribution (NOI)	205,028	209,218	622,532	635,537

Reconciling items:
Depreciation and amortization expense	(88,023)	(89,362)	(267,467)	(271,106)
Selling, general, and administrative expense	(70,982)	(63,663)	(207,124)	(188,542)
Acquisition, cyber incident, and other, net	(29,052)	(26,014)	(77,692)	(44,025)
Impairment of long-lived assets	(77)	(2,953)	(5,303)	(2,953)
Net (loss) gain from sale of real estate	(143)	—	11,617	3,514
Interest expense	(33,931)	(34,255)	(108,293)	(100,865)
Loss on debt extinguishment and termination of derivative instruments	—	(218)	—	(116,082)
Loss from investments in partially owned entities	(41)	(1,037)	(1,739)	(3,020)
Other, net	(477)	3,723	6,594	27,872
Loss before income taxes	$(17,698)	$(4,561)	$(26,875)	$(59,670)
We view and manage our business through three primary business segments—warehouse, transportation, and third-party managed. Our core business is our warehouse segment, where we provide temperature-controlled warehouse storage and related handling and other warehouse services. In our warehouse segment, we collect rent and storage fees from customers to store their frozen and perishable food and other products within our real estate portfolio. We also provide our customers with handling and other warehouse services related to the products stored in our buildings that are designed to optimize their movement through the cold chain, such as the placement of food products for storage and preservation, the retrieval of products from storage upon customer request, case-picking, blast freezing, produce grading and bagging, ripening, kitting, protein boxing, repackaging, e-commerce fulfillment, and other recurring handling services.
In our transportation segment, we broker and manage transportation of frozen and perishable food and other products for our customers. Our transportation services include consolidation services (i.e., consolidating a customer’s products with those of other customers for more efficient shipment), freight under management services (i.e., arranging for and overseeing transportation of customer inventory) and dedicated transportation services, each designed to improve efficiency and reduce transportation and logistics costs to our customers. We provide these transportation services at cost plus a service fee or, in the case of our consolidation or dedicated services, we may charge a fixed fee. We supplemented our regional, national and truckload consolidation services with the transportation operations from various warehouse acquisitions. We also provide multi-modal global freight forwarding services to support our customers’ needs in certain markets.
Under our third-party managed segment, we manage warehouses on behalf of third parties and provide warehouse management services to leading food manufacturers and retailers in their owned facilities. We believe using our third-party management services allows our customers to increase efficiency, reduce costs, reduce supply-chain risks and focus on their core businesses. We also believe that providing third-party management services allows us to offer a complete and integrated suite of services across the cold chain.

Financial Supplement	Third Quarter 2025

Notes and Definitions
We use the following non-GAAP financial measures as supplemental performance measures of our business: NAREIT FFO, Core FFO, Adjusted FFO, NAREIT EBITDAre, Core EBITDA, Core EBITDA margin, net debt to pro-forma Core EBITDA, segment contribution (“NOI”) and margin, same store revenues and NOI, certain constant currency metrics, and maintenance capital expenditures.
We calculate NAREIT funds from operations, or NAREIT FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, gains or losses from sales of previously depreciated operating real estate and other assets, plus specified non-cash items, such as real estate asset depreciation and amortization, impairment charges on real estate related assets, and our share of reconciling items for partially owned entities. We believe that NAREIT FFO is helpful to investors as a supplemental performance measure because it excludes the effect of real estate related depreciation, amortization and gains or losses from sales of real estate or real estate related assets, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, NAREIT FFO can facilitate comparisons of operating performance between periods and among other equity REITs.
We calculate core funds from operations, or Core FFO, as NAREIT FFO adjusted for the effects of extraordinary items as defined under U.S. GAAP including Net loss (gain) on sale of non-real assets; Acquisition, cyber incident, and other, net; Impairment of long-lived assets (excluding certain real estate assets); Loss on debt extinguishment and termination of derivative instruments; Foreign currency exchange loss (gain); Gain on legal settlement related to prior period operations; Project Orion and other software related deferred costs amortization; Our share of reconciling items related to partially owned entities; and Gain from sale of partially owned entity. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations. We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.

However, because NAREIT FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the utility of NAREIT FFO and Core FFO measures of our performance may be limited.
We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of Amortization of deferred financing costs and pension withdrawal liability; Amortization of below/above market leases; Straight-line rent adjustment; Deferred income tax benefit; Stock-based compensation expense; Non-real estate depreciation and amortization; Maintenance capital expenditures; and Our share of reconciling items related to partially owned entities. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.

NAREIT FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. NAREIT FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP Net loss and Net loss per common share - diluted (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. NAREIT FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our Condensed Consolidated Statements of Operations (Unaudited) and Condensed Consolidated Statements of Cash Flows (Unaudited) included in our quarterly and annual reports. NAREIT FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our Net loss or Net cash provided by operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our NAREIT FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. We reconcile NAREIT FFO, Core FFO and Adjusted FFO to Net loss, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

We calculate NAREIT EBITDA for Real Estate, or NAREIT EBITDAre, in accordance with the standards established by the Board of Governors of NAREIT, defined as, Net loss before Depreciation and amortization; Interest expense; Income tax benefit; Net loss (gain) from sale of real estate; and Adjustment to reflect share of EBITDAre of partially owned entities. NAREIT EBITDAre is a measure commonly used in our industry, and we present NAREIT EBITDAre to enhance investor understanding of our operating performance. We believe that NAREIT EBITDAre provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.

We also calculate our Core EBITDA as NAREIT EBITDAre further adjusted for Acquisition, cyber incident, and other, net; Loss from investments in partially owned entities; Impairment of long-lived assets; Foreign currency exchange loss (gain); Stock-based compensation expense; Loss on debt extinguishment and termination of derivative instruments; Loss (gain) on other asset disposals; Gain on legal settlement related to prior period operations; Project Orion and other software related deferred costs amortization; Reduction in EBITDAre from partially owned entities; and Gain from sale of partially owned entity. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in NAREIT EBITDAre but which we do not believe are indicative of our core business operations. We calculate Core EBITDA margin as Core EBITDA divided by Total revenues. NAREIT EBITDAre and Core EBITDA are not measurements of financial performance or liquidity under U.S. GAAP, and our NAREIT EBITDAre and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our NAREIT EBITDAre and Core EBITDA as alternatives to Net loss or Net cash provided by operating activities determined in accordance with U.S. GAAP. Our calculations of NAREIT EBITDAre and Core EBITDA have limitations as analytical tools, including:

•these measures do not reflect our historical or future cash requirements for maintenance capital expenditures or growth and expansion capital expenditures;
•these measures do not reflect changes in, or cash requirements for, our working capital needs;
•these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•these measures do not reflect our tax expense or the cash requirements to pay our taxes; and
•although depreciation and amortization are non-cash charges, the assets being depreciated will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

Financial Supplement	Third Quarter 2025

Net debt to proforma Core EBITDA is calculated using total debt outstanding less cash, cash equivalents, and restricted cash divided by pro-forma and/or Core EBITDA. If applicable, we calculate pro-forma Core EBITDA as Core EBITDA further adjusted for acquisitions and divestitures. The pro-forma adjustment for acquisitions reflects the Core EBITDA for the period of time prior to acquisition.
NOI is calculated as Net loss before Interest expense, Income tax (expense) benefit:, Depreciation and amortization, and excluding corporate Selling, general, and administrative expense; Acquisition, cyber incident, and other, net; Impairment of long-lived assets; Net loss (gain) from sale of real estate and all components of non-operating other income and expense. Management believes that this is a helpful metric to measure period to period operating performance of the business.

We define our “same store” population once annually at the beginning of the current calendar year. Our population includes properties owned or leased for the entirety of two comparable periods with at least twelve consecutive months of normalized operations prior to January 1 of the current calendar year. We define “normalized operations” as properties that have been open for operation or lease, after development, expansion, or significant modification (e.g., rehabilitation subsequent to a natural disaster). Acquired properties are included in the “same store” population if owned by us as of the first business day of the prior calendar year (e.g. January 1, 2024) and are still owned by us as of the end of the current reporting period, unless the property is under development. The “same store” pool is also adjusted to remove properties that are being exited (e.g. non-renewal of warehouse lease or held for sale to third parties), were sold, or entered development subsequent to the beginning of the current calendar year. Changes in ownership structure (e.g., purchase of a previously leased warehouse) does not result in a facility being excluded from the same store population, as management believes that actively managing its real estate is normal course of operations. Additionally, management classifies new developments (both conventional and automated facilities) as a component of the same store pool once the facility is considered fully operational and both inbounding and outbounding product for at least twelve consecutive months prior to January 1 of the current calendar year.

We calculate “same store revenues” as revenues for the same store population. We calculate “same store contribution (NOI)” as revenues for the same store population less its cost of operations (excluding any Depreciation and amortization, Impairment of long-lived assets, Selling, general, and administrative, Acquisition, cyber incident, and other, net and Net loss (gain) from sale of real estate) and all components of non-operating other income and expense. In order to derive an appropriate measure of period-to-period operating performance, we also calculate our same store contribution (NOI) on a constant currency basis to remove the effects of foreign currency exchange rate movements by using the comparable prior period exchange rate to translate from local currency into U.S. dollars for both periods. We evaluate the performance of the warehouses we own or lease using a “same store” analysis, and we believe that same store contribution (NOI) is helpful to investors as a supplemental performance measure because it includes the operating performance from the population of properties that is consistent from period to period and also on a constant currency basis, thereby eliminating the effects of changes in the composition of our warehouse portfolio and currency fluctuations on performance measures. Same store contribution (NOI) is not a measurement of financial performance under U.S. GAAP. In addition, other companies providing temperature-controlled warehouse storage and handling and other warehouse services may not define same store or calculate same store contribution (NOI) in a manner consistent with our definition or calculation. Same store contribution (NOI) should be considered as a supplement, but not as an alternative, to our results calculated in accordance with U.S. GAAP.

We define “maintenance capital expenditures” as capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology. Maintenance capital expenditures do not include acquisition costs contemplated when underwriting the purchase of a building or costs which are incurred to bring a building up to Americold’s operating standards.
All quarterly amounts and non-GAAP disclosures within this filing shall be deemed unaudited.